Exhibit 10.3
RETENTION AND CHANGE OF CONTROL AGREEMENT
     This CHANGE OF CONTROL AGREEMENT (“Agreement”) between and among TechTeam Global, Inc., a Delaware corporation (the “Company”), TechTeam Government Solutions, Inc., a Virginia corporation (“TTGSI”) and David A. Kriegman (the “Executive”) is entered into on October 23, 2009.
     The Board of Directors of the Company (the “Board”) has determined that it is in the best interests of the Company and its shareholders to diminish the inevitable distraction to the Executive from the personal uncertainties and risks created by a pending or potential Change of Control, and to encourage the Executive’s full attention and dedication to the Company currently and in the event of any pending or potential Change of Control, and to provide the Executive with a severance package if the Executive is terminated as a result of a Change of Control. Therefore, in order to accomplish these objectives, the Board has caused the Company to enter into this Agreement.
     NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:
     1. Definitions
          (a) “Effective Date” shall mean the date on which a Change of Control occurs. Notwithstanding anything in this Agreement to the contrary, if a Change of Control occurs and if the Executive’s employment with the Company is terminated prior to the date on which the Change of Control occurs, and if it is reasonably demonstrated by the Executive that such termination of employment (i) was at the request of a third party who has taken steps reasonably calculated to effect the Change of Control or (ii) otherwise arose in connection with or in anticipation of the Change of Control, then for all purposes of this Agreement, the “Effective Date” shall mean the date immediately prior to the date of such termination of employment.
          (b) “Change of Control” shall mean the first to occur of the following:
          (i) The sale of 51% or more of the then outstanding shares of common stock entitled to vote generally in the election of the directors (“Voting Securities”) of TTGSI or the Company; or
          (ii) The consummation of the sale or other disposition of all or substantially all of the assets or operations of TTGSI or the Company (whichever occurs first, the “Acquired Company”).
          (c) “Change Period” shall mean the period commencing upon the Effective Date and ending on the first anniversary of such date.
          (d) “Disability” shall mean the absence of the Executive from the Executive’s duties with the Acquired Company on a full-time basis for 180 consecutive business days as a result of incapacity due to mental or physical illness, which is determined to be total and/or permanent by a physician selected by the Acquired Company or its insurers.
          (e) “Cause” shall mean any of the following: (i) Executive’s conviction of or a plea of no contest to a felony, fraud or a crime involving moral turpitude under any state or federal statute; (ii) Executive’s continued failure to substantially perform the Executive’s duties unrelated to a Disability, or any other intentional action or omission by Executive that is injurious to the Acquired Company; or (iii) any material breach of any employee handbook of the Acquired Company by the Executive, which breach is not remedied within fourteen (14) days after written notice thereof.
          (f) “Good Reason” shall mean any of the following: (i) the assignment to the Executive of any duties inconsistent with the Executive’s position, authority, duties or responsibilities prior to the Effective Date, or any other action by the Company or the Acquired Company (or any of their successors) which results in a diminution in such position, authority, duties or responsibilities, and the continuance of such assignment of duties or other such action for a period of sixty (60) days; (ii) the requirement of the Executive to be based at any office or location outside of the greater Washington, DC metropolitan area, except for short-term assignments (under three (3) months) where the Company pays all travel or temporary relocation costs incurred by the Executive; (iii) any failure by the Acquired Company to comply with and satisfy Section 9(c) of this Agreement, or any failure by any successor to assume and offer to perform this Agreement in accordance with Section 9(c), provided that such successor has received at least ten days prior written notice from the Acquired Company or the Executive of the requirements of Section 9(c).
          (g) “Notice of Termination” shall mean a written notice which (i) indicates the specific termination provision in this Agreement relied upon by the terminating party, and (ii) to the extent practicable, sets forth in reasonable detail the facts and circumstances relied upon to form such party’s basis for termination of employment under the operative provisions.
          (h) “Termination Date” shall mean (i) if the Executive’s employment is terminated by the Acquired Company for Cause, the date of receipt of the Notice of Termination or any later date specified therein, as the case may be; (ii) if the Executive’s employment is terminated by the Executive for Good Reason, the end of the thirty-day cure period described in subsection (d) above or any later date specified therein (which later date must in all cases be within two years of the initial existence of the condition constituting Good Reason); (iii) if the Executive’s employment is terminated by the Acquired Company other than for Cause or Disability, the Termination Date shall be the date on which the Acquired Company notifies the Executive of such termination; and (iv) if the Executive’s employment is terminated by reason of death or Disability, the Termination Date shall be the date of death of the Executive or the date of Disability, as the case may be.
          (i) “TTGSI Change of Control” shall mean:
          (i) The sale of 51% or more of the then outstanding Voting Securities of TTGSI; or
          (ii) The consummation of the sale or other disposition of all or substantially all of the assets or operations of TTGSI.
          (j) “Specified Employee” shall have the meaning given in Code Section 409A as determined in accordance with the methodology established by the Company as in effect on the date of Executive’s Separation from Service.
          (k) “Separation from Service” shall having the meaning given in Code Section 409A, applying the default rules thereof.
          (l) “Code” shall mean the Internal Revenue Code of 1986, as amended. Any reference to a specific provision of the Code shall include any successor provision and/or regulations promulgated under that provision of the Code.
     2. Terms of Employment.
          (a) Position and Duties. During the Change Period, Executive agrees to devote reasonable attention and time during normal business hours to the business and affairs of the Acquired Company and, to the extent necessary to discharge the responsibilities assigned to the Executive hereunder, to use the Executive’s reasonable best efforts to perform faithfully and efficiently such responsibilities.
          (b) Compensation. During the Change Period, the Executive shall:
          (i) receive an annual base salary (“Annual Base Salary”) at least equal to twelve times the highest monthly base salary paid or payable to the Executive by the Acquired Company in the twelve-month period immediately preceding the month in which the Effective Date occurs;
          (ii) be eligible to participate in any bonus program in force on the Effective Date, or otherwise adopted by the Acquired Company;
          (iii) be entitled to participate in all savings and retirement plans, practices, policies and programs applicable generally to other peer executives of the Acquired Company;
          (iv) be eligible (and the Executive’s family members shall be eligible) for participation in and to receive all benefits under welfare benefit plans, practices, policies and programs provided by the Acquired Company (including, without limitation, medical, prescription, dental, disability, salary continuance, employee life, group life, accidental death and travel accident insurance plans and programs).
          (d) Rights of the Company. The Executive hereby acknowledges and agrees to the following as it relates to the rights of the Company with respect to this Agreement:
     (i) that the Company may accept or reject any proposal for, or terminate any discussions or negotiations regarding, a Change of Control in its sole discretion, and that the Executive shall have no right under this Agreement or otherwise to challenge or contest any such decision by the Company; and
     (ii) that the Company may alter or amend this Agreement at any time for any reason or for no reason.
     3. Termination of Employment.
          (a) Death or Disability. The Executive’s employment shall terminate automatically upon the Executive’s death or Disability that continues for 30 days after the Acquired Company provides Executive of notice of its determination of Disability.
          (b) Cause. The Acquired Company may terminate the Executive’s employment during the Change Period for Cause.
          (c) The Executive’s employment may be terminated during the Change Period by the Executive for Good Reason.
          (d) In the case of any termination of employment under this Agreement, the provisions of Section 4 of this Agreement shall apply.
          (e) Notice of Termination. Any termination by the Acquired Company for Cause, or by the Executive for Good Reason, shall be communicated by written Notice of Termination to the other party in accordance with this Agreement. In addition, if the Executive is resigning for Good Reason, the Notice of Termination must be provided to the Acquired Company within ninety (90) days of the existence of the condition that constitutes Good Reason and must provide the Acquired Company a period of thirty (30) days to remedy the condition that constitutes Good Reason. If the Acquired Company remedies the condition that constitutes Good Reason within such thirty (30) day period, then the Executive may withdraw the Notice of Termination; provided that if the Executive does not withdraw the Notice of Termination, then the Executive will be considered to have terminated his employment without Good Reason.
     4. Obligations of the Acquired Company upon Termination.
          (a) Good Reason: Other than for Cause, Death or Disability. If during the Change Period, either the Acquired Company terminates the Executive’s employment other than for Cause, Death or Disability, or the Executive terminates employment for Good Reason, the Acquired Company shall:
          (i) pay to the Executive in a lump sum in cash the aggregate of the following amounts:
          A. the sum of: (1) the Executive’s Annual Base Salary through the Termination Date to the extent not theretofore paid; plus (2) any accrued vacation pay to the extent not already paid; and
          B. the Executive’s Annual Bonus as if earned at the target level; and
          C. the amount equal to the Executive’s Annual Base Salary;
          (ii) provide the Executive with reasonable executive outplacement services for a period of up to twelve (12) months after the Termination Date through a recognized outplacement provider that is agreed to by the Acquired Company and the Executive;

          (iii) continue welfare benefits to the Executive and/or the Executive’s family at least equal to those which would have been provided to them in accordance with the welfare plans, programs, practices and policies of the Acquired Company as if the Executive’s employment had not been terminated for a period of twelve (12) months; provided, however, that if the Executive becomes re-employed with another employer and is eligible to receive medical or other welfare benefits under another employer provided plan, the medical and other welfare benefits described herein shall be secondary to those provided under such other plan during such applicable period of eligibility (such continuation of such benefits for the applicable period herein set forth shall be hereinafter referred to as “Welfare Benefit Continuation”). Any benefits received by the Executive pursuant to this Section shall not reduce the period of time the Executive is entitled to receive COBRA continuation health coverage as a result of the Executive’s termination of employment;
          (iv) immediately upon termination vest any options granted to Executive and any shares of restricted stock that were granted to Executive more than one year prior to the Termination Date, and the Executive will have six (6) months to exercise any such options (which options shall in no event be exercisable after the end of their original terms);
          (v) pay to the Executive the proceeds of the Executive Savings Plan, including all accumulated interest and dividends, as required therein.
The Company shall pay the amounts described in this Section (in the aggregate, the “Severance Pay”) promptly after the Termination Date, but no more than thirty (30) days thereafter; provided that if the Executive is a Specified Employee on the Termination Date, then to the extent the Severance Pay exceeds an amount equal to the lesser of (x) two times the Executive’s Annual Base Salary for the prior calendar year and (y) two times the dollar limitation in effect under Code Section 401(a)(17) for the year in which the Termination Date occurs, such excess shall be paid with interest on such delayed payment at the applicable federal rate provided for in Code Section 7872(f)(2)(A) on the first business day after the date that is six months after the Termination Date (the “Delayed Payment Date”). In addition, if the Executive is a Specified Employee on the Termination Date and if the taxable value of continued life insurance coverage exceeds the applicable dollar limit under Code Section 402(g)(1)(B) as in effect for the Termination Date, then the Executive shall pay the Acquired Company the premiums for the coverage in excess of such limit and, on the Delayed Payment Date, the Acquired Company shall reimburse such amount to the Executive.
          (b) Death, Retirement or Disability. If during the Change Period, the Executive’s employment is terminated by reason of the Executive’s death, retirement or Disability, the Acquired Company shall have no further obligations to the Executive’s legal representatives or the Executive, as the case may be, under this Agreement.
          (c) Cause, Other than for Good Reason. If during the Change Period, the Executive’s employment is terminated for Cause, or if the Executive terminates employment other than for Good Reason, the Acquired Company shall have no further obligations to the Executive, except the Acquired Company shall be obligated to pay the Executive’s Annual Base Salary through the Termination Date plus the amount of any compensation previously deferred by the Executive, in each case to the extent not already paid.
     5. TTGSI Change of Control. Outstanding equity awards granted to the Executive under the 2006 Incentive Stock and Awards Plan, including restricted shares granted to the Executive in March 2009 and June 2009 but specifically excluding any performance shares granted to the Executive (including that certain performance share award with a performance period ending on December 31, 2010), shall vest in full upon a TTGSI Change of Control.
     6. Limitation on Payment. If the Executive is a “disqualified individual” within the meaning of Code Section 280G, the parties expressly agree that the payments described in this Agreement and all other payments or benefits (including, but not limited to, amounts in respect of any equity awards or the accelerated vesting or settlement of such awards) which the Executive receives or may receive under any other agreement, plan or arrangement with any persons that constitute “parachute payments” within the meaning of Section 280G of the Code (the “Total Benefits”) shall collectively be subject to an overall maximum limit (the “Code Section 280G Limit”). In such case, the aggregate amount of any Total Benefits shall not exceed the

Code Section 280G Limit. The Code Section 280G Limit shall be One Dollar ($1.00) less than the aggregate amount that would otherwise cause any such payments to be considered a “parachute payment” within the meaning of Section 280G of the Code, as determined by the Acquired Company. Accordingly, to the extent that the payments would be considered a “parachute payment” with respect to the Executive, then the portions of such payments shall be reduced or eliminated in the following order until the remaining payments with respect to the Executive can be fully paid within the Code Section 280G Limit:
          (a) First, any cash payment to the Executive (reduced in reverse chronological order);
          (b) Second, any “parachute payments” not described in this Agreement; and
          (c) Third, any forgiveness of indebtedness of the Executive to the Acquired Company.
The Executive expressly and irrevocably waives any and all rights to receive any “parachute payments” that exceed the Code Section 280G Limit.
     7. Confidential Information. The Executive shall hold in a fiduciary capacity for the benefit of the Acquired Company all secret or confidential information, knowledge or data relating to the Acquired Company and its respective businesses, which has been obtained by the Executive during the Executive’s employment by the Acquired Company which shall not be or become public knowledge (other than by acts by the Executive or representatives of the Executive in violation of this Agreement). After termination of the Executive’s employment with the Company, the Executive shall not, without the prior written consent of the Acquired Company or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than the Acquired Company and those designated by it. In no event shall an asserted violation of the provisions of this Section constitute a basis for deferring or withholding any amounts otherwise payable to the Executive under this Agreement.
     8. Non-Solicitation Covenant. In consideration for entry into this Agreement, Executive reaffirms his/her agreement with the Acquired Company not to compete with, or solicit customers or employees of the Acquired Company as set forth in the Intellectual Property Assignment, Non-Solicitation, and Confidentiality Agreement.
     9. Successors and Assigns.
          (a) This Agreement is personal to the Executive and without the prior written consent of the Acquired Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives.
          (b) This Agreement shall inure to the benefit of and be binding upon the Acquired Company and its successors and assigns.
          (c) The Acquired Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Acquired Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Acquired Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Acquired Company” shall mean the Acquired Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.
     10. General Provisions.
          (a) This Agreement shall be governed by and construed in accordance with the laws of the State of Michigan, without reference to principles or conflict of laws. All litigation related to this Agreement shall be brought in a court located in the State of Michigan, and each party, for the purposes of such litigation, hereby submits to the exclusive jurisdiction and venue of that court. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.
          (b) All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:
David A. Kriegman
8220 Crestwood Heights Drive
McLean, VA 22102
or to the most current address of record designated in the Executive’s personnel file.
If to the Company:
Chief Executive Officer
TechTeam Global, Inc.
27345 West 11 Mile Road
Southfield, Michigan 48033-2231
or to such other address as either party shall have furnished to the other in writing under this Agreement. Notice and communications shall be effective when actually received by the addressee.
          (c) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.
          (d) The Acquired Company may withhold from any amounts payable under this Agreement such federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.
          (e) The Executive’s or the Acquired Company’s failure to insist upon strict compliance with any provision hereof or any other provision of this Agreement or the failure to assert any right the Executive or the Acquired Company may have hereunder, including, without limitation, the right of the Executive to terminate employment for Good Reason, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.
          (f) The Executive and the Company acknowledge that, except as may otherwise be provided under any other written agreement between the Executive and the Company, the employment of the Executive by the Company is “at will” and, prior to the Effective Date, may be terminated by either the Executive or the Company at any time. Moreover, if prior to the Effective Date, the Executive’s employment with the Company terminates, then the Executive shall have no further rights under this Agreement. The Executive further acknowledges that this Agreement does not give the Executive any additional right to participate in any plan, program, etc. The Executive and the Company agree that this Agreement supercedes any separation policy of the Company.
          (g) This Agreement constitutes the entire agreement between the parties concerning the subject matter hereof. Any prior understandings, representations, promises, undertakings, agreements or inducements, whether written or oral, concerning the subject matter hereof not contained herein shall have no force and effect.
          (h) This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives. An agreement to amend this Agreement can be entered into on behalf of the Company only by the President of the Company after approval of the Company Board.

          IN WITNESS WHEREOF, the parties have executed and delivered this Agreement on the date first written above.

TECHTEAM GLOBAL, INC.		EXECUTIVE

By:	/s/ Gary J. Cotshott Gary J. Cotshott	/s/ David A. Kriegman David A. Kriegman
Its: Chief Executive Officer